==============================================================================

     As filed with the Securities and Exchange Commission on June 2, 1997
                          Registration No. 333-27881

                             -----------------

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                            AMENDMENT NO. 1 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933

                             -----------------

                       MORGAN STANLEY, DEAN WITTER,
                              DISCOVER & CO.

          (Exact name of registrant as specified in its charter)


                        MORGAN STANLEY FINANCE PLC
          (Exact name of registrant as specified in its charter)


            DELAWARE                               36-3145972
  (State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)            Identification Number)



             ENGLAND                             Not Applicable
 (State or other jurisdiction of                (I.R.S. Employer
  incorporation or organization)             Identification Number)



                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000
            (Address, including zip code, and telephone number,
                   including area code, of registrant's
                       principal executive offices)



                              25 Cabot Square
                               Canary Wharf
                          London, E14 4QA England
                             (44-171) 425-8000
            (Address, including zip code, and telephone number,
                   including area code, of registrant's
                       principal executive offices)

                             -----------------


                        Christine A. Edwards, Esq.
        Executive Vice President, Chief Legal Officer and Secretary
                Morgan Stanley, Dean Witter, Discover & Co.
                               1585 Broadway
                         New York, New York 10036
                              (212) 761-4000


         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies To:

  Joseph W. Armbrust, Esq.                           John M. Brandow, Esq.
     Brown & Wood LLP                                Davis Polk & Wardwell
 One World Trade Center                              450 Lexington Avenue
 New York, New York 10048                          New York, New York 10017

                             -----------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


      The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to Section 8(a), may determine.


==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS (Subject to Completion, Issued June 2, 1997)



                  Morgan Stanley, Dean Witter, Discover & Co.
                          Morgan Stanley Finance plc


                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES
                                PREFERRED STOCK
                      PREFERRED STOCK PURCHASE CONTRACTS
                                 CAPITAL UNITS


               Morgan Stanley Group Inc. ("Morgan Stanley"), a predecessor of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), offered and issued from time to time contracts that require the holders thereof to purchase preferred stock of Morgan Stanley ("Purchase Contracts") on terms determined at the time of sale. Purchase Contracts issued by Morgan Stanley were offered together with debt securities (the "Debt Securities") of Morgan Stanley Finance plc ("MS plc"), an indirect wholly owned subsidiary of the Company (and formerly of Morgan Stanley), and full and unconditional guarantees of Morgan Stanley (the "Guarantees") in the form of units ("Capital Units").


               Effective May 31, 1997, Morgan Stanley merged with and into Dean Witter, Discover & Co. (the "Merger"), which, pursuant to the Merger, was renamed Morgan Stanley, Dean Witter, Discover & Co. The Company has assumed all of the obligations of Morgan Stanley under the Guarantees and Purchase Contracts and, upon any acceleration of the Purchase Contracts, will issue one share of the preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), having terms otherwise identical to those of the underlying Morgan Stanley preferred stock, for each share of Morgan Stanley preferred stock required to be delivered pursuant to the terms of the Purchase Contracts. The Debt Securities, Guarantees, Preferred Stock, Purchase Contracts and Capital Units are hereinafter referred to as the "Securities."


               The accompanying Prospectus Supplement prepared by Morgan Stanley and MS plc in connection with the initial offering of the Capital Units (the "Prospectus Supplement") sets forth the specific terms of the Capital Units, including the specific terms of the Debt Securities, the Purchase Contracts and the Preferred Stock issuable pursuant to such Purchase Contracts, listing, if any, on a securities exchange, whether such Capital Units were issued as Definitive Capital Units, Book-Entry Capital Units or both and the name of the depositary with respect to such Capital Units.





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



      Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley & Co. International Limited ("MSIL"), Dean Witter Reynolds Inc. ("DWR"), Dean Witter International Ltd. ("DWIL") and other affiliates of the Company may offer and sell previously issued Securities in the course of their businesses as broker-dealers. MS & Co., MSIL, DWR, DWIL and such other affiliates may act as principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplements may be used by MS & Co., MSIL, DWR, DWIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.




                          MORGAN STANLEY DEAN WITTER

June    , 1997

               No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or in any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, MS plc or any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.




                           AVAILABLE INFORMATION


               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). MS plc is not (and will not become as a result of the effectiveness of the Registration Statement of which this Prospectus is a part) subject to the informational requirements of the Exchange Act. Prior to the Merger, Morgan Stanley was subject to the informational requirements of the Exchange Act. Reports, proxy statements and other information filed by the Company (and, prior to the Merger, by Morgan Stanley) with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Website is http:/www.sec.gov. The Company's Common Stock, par value $0.01 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Stock Exchange, Inc. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 or 618 South Spring Street, Los Angeles, California 90012.


               This Prospectus constitutes a part of a Registration Statement filed by the Company and MS plc with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, MS plc and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission under the Exchange Act by the Company are incorporated herein by reference:

              (a) Annual Report on Form 10-K for the fiscal period ended December 31, 1996;

              (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;


              (c) Current Reports on Form 8-K dated January 22, 1997, February 4, 1997 (two reports), February 20, 1997, February 27, 1997, February 28, 1997, April 15, 1997, April 17, 1997 (two reports), April 30, 1997 and May 31,
1997; and


              (d) the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 26, 1995, as amended by the Form 8-A/A dated May 4, 1995 which relates to the Company's Shareholder Rights Plan.


               The following documents previously filed with the Commission under the Exchange Act by Morgan Stanley, a predecessor of the Company, are incorporated herein by reference:

              (a) Annual Report on Form 10-K for the fiscal period ended November 30, 1996;

              (b) Quarterly Report on Form 10-Q for the quarter ended February 28, 1997; and

              (c) Current Reports on Form 8-K dated December 18, 1996, December 26, 1996, January 7, 1997, January 24, 1997, February 4, 1997, February 5, 1997, February 20, 1997, February 21, 1997, February 28, 1997, March 27, 1997, April 14, 1997, April 17, 1997 and April 30, 1997.


               All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date on which MS & Co., MSIL, DWR, DWIL and other affiliates of the Company cease offering and selling previously issued Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company, 1585 Broadway, New York, New York 10036, Attention: Investor Relations (telephone number (212) 762-8131).

               No action has been or will be taken in any jurisdiction by the Company, MS plc or any underwriter, dealer or agent that would permit a public offering of the Securities or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than (i) in the United States and (ii) with respect to Debt Securities of MS plc, in the United Kingdom. Persons into whose possession this Prospectus comes are required by the Company, MS plc and the underwriters, dealers and agents to inform themselves about and to observe any restrictions as to the offering of the Securities and the distribution of this Prospectus.

               In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.




                  MORGAN STANLEY, DEAN WITTER DISCOVER & CO.

               Morgan Stanley, Dean Witter, Discover & Co. is a preeminent global financial services firm that maintains leading market positions in each of its three primary businesses -- securities, asset management and credit services. The Company is a combination of Dean Witter, Discover & Co. ("Dean Witter Discover") and Morgan Stanley Group Inc. ("Morgan Stanley") pursuant to a merger (the "Merger") that was effected on May 31, 1997 in which Morgan Stanley was merged with and into Dean Witter Discover. The Company combines three well recognized brands in the financial services industry:
Discover([Registered]) Card, Morgan Stanley and Dean Witter. The Company combines Morgan Stanley's global strengths in investment banking, including in the origination of quality underwritten public offerings and mergers and acquisitions, institutional sales and trading and global asset management with Dean Witter Discover's strengths in providing investment and asset management services to its customers and in providing quality consumer credit products to its customers, primarily through its Discover Card brand. At December 31, 1996, the Company had the third largest account executive sales organization in the United States, with approximately 9,100 professional account executives and 371 branches, and one of the largest global asset management operations, with total assets under management and administration of approximately $271 billion. In addition, based on its approximately 39 million general purpose credit card accounts as of December 31, 1996, the Company is the nation's largest credit card issuer as measured by number of accounts and cardmembers.


               The Company conducts its business from its head office in New York City, regional offices and branches throughout the United States, and through 28 principal offices in 19 countries outside the United States. Dean Witter Discover was incorporated under the laws of the State of Delaware in 1981 and its predecessor companies date back to 1924. Morgan Stanley was incorporated under the laws of the State of Delaware in 1975 and its predecessor companies date back to 1935. The Company's principal executive offices are at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. Unless the context otherwise requires, the term "Company" means Morgan Stanley, Dean Witter, Discover & Co. and its consolidated subsidiaries.


                          MORGAN STANLEY FINANCE PLC

               Morgan Stanley Finance plc was incorporated in 1993 under the Companies Act 1985 of Great Britain solely for the purpose of issuing securities to raise capital for the purposes described below under "Use of Proceeds". Morgan Stanley International Incorporated, a Delaware corporation that is a wholly owned subsidiary of the Company, indirectly owns all of the ordinary shares of MS plc. MS plc has no independent operations. MS plc's principal executive offices are at 25 Cabot Square, Canary Wharf, London E14 4QA, England, and its telephone number is (44-171) 425-8000.

             CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


               The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the Company for the periods indicated. The fiscal year information combines the historical financial information of Dean Witter Discover for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 with the historical financial information of Morgan Stanley for the fiscal years ended November 30, 1996, 1995, 1994, 1993 and 1992. The first fiscal quarter information combines the unaudited historical financial information of Dean Witter Discover for the fiscal quarters ended March 31, 1997 and 1996 with the historical financial information of Morgan Stanley for the fiscal quarters ended February 28, 1997 and February 29, 1996.



                                 Fiscal First Quarter                                      Fiscal Year
                                ----------------------                 ---------------------------------------------------
                                1997              1996                 1996        1995        1994        1993        1992
                                ----              ----                 ----        ----        ----        ----        ----
Ratio of earnings to
 fixed charges.........         1.4               1.4                  1.3         1.3         1.3         1.4         1.3
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends.............         1.3               1.4                  1.3         1.3         1.3         1.4         1.3



               For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). Additionally, "earnings" in 1992 excludes a nonrecurring gain of $32.1 million from the initial public offering of 25.7% of SPS Transaction Services, Inc. For the purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rentals representative of an interest factor. Additionally, for the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends (on a pre-tax basis) are included in the denominator of the ratio.


                   DESCRIPTION OF DEBT SECURITIES OF MS PLC

               The Debt Securities constitute subordinated debt of MS plc and were issued under a Subordinated Indenture dated as of November 15, 1993, among MS plc, Morgan Stanley, as guarantor, and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee. Following the Merger, the Subordinated Indenture was supplemented by a First Supplemental Subordinated Indenture dated as of June 1, 1997 among MS plc, the Company, as guarantor, and The Chase Manhattan Bank, as Trustee. The Indenture, as so supplemented, is hereinafter referred to as the "Indenture". The Chase Manhattan Bank, in its capacity as trustee under the Indenture, is hereinafter referred to as the "Trustee". As used in this section and under "Description of Capital Stock of the Company" and "Description of the Capital Units" below, the term "Company" means Morgan Stanley, Dean Witter, Discover & Co.

               The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Debt Securities and any Guarantees offered by this Prospectus and the accompanying Prospectus Supplements are referred to herein as the "Offered Debt Securities".

General


               The Indenture does not limit the amount of additional indebtedness that the Company or any of its subsidiaries (including MS plc) may incur. The Debt Securities are unsecured, subordinated obligations of MS plc and are fully and unconditionally guaranteed on a subordinated basis by the Company. Most of the assets reflected on the Company's consolidated balance sheet are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities guaranteed by the Company, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company, a Delaware chartered bank and an indirect wholly owned subsidiary of the Company, and other bank subsidiaries) by banking regulations. MS plc has no subsidiaries.


               The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including ECUs. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

               Reference is made to the applicable Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the specific designation, aggregate principal amount, purchase price and denomination thereof; (ii) the currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest will or may be payable; (iii) any date of maturity; (iv) the interest rate or rates (or the method by which such rate or rates is to be determined), if any; (v) the dates on which any such interest is payable; (vi) the place or places where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (vii) any repayment, redemption, prepayment or sinking fund provisions; (viii) whether the Offered Debt Securities were issued in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities were issued, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;
(ix) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of MS plc or other entities (including the Company), any specific terms relating to the adjustment thereof and the period during which such Debt Securities may be so converted or exchanged; (x) any applicable United States federal or United Kingdom income tax consequences, including whether and under what circumstances MS plc will pay additional amounts on Offered Debt Securities held by a person who is a U.S. person (as defined in the relevant Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether MS plc will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

               Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the relevant Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto are transferable by delivery.

               Debt Securities bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"), all as more fully described in the relevant Prospectus Supplement.

Global Debt Securities

               The Debt Securities of each series were issued in the form of one or more fully registered or bearer global Securities (a "Global Debt Security"). The specific terms of each Global Debt Security and the depositary arrangements with respect to the portion of a series of Debt Securities represented by such Global Debt Security are described in the Prospectus Supplement relating to such series of Debt Securities.

Subordinated Debt

               The Debt Securities and Coupons that constitute part of the subordinated debt of MS plc and the Guarantees by the Company of such Debt Securities and Coupons were issued under the Indenture and are subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all "Senior Indebtedness" of MS plc or the Company, as the case may be. The Indenture defines "MS plc Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness of MS plc) of, or guaranteed or assumed by, MS plc for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. The Indenture defines "Company Senior Indebtedness" as obligations (other than nonrecourse obligations, Guarantees of subordinated Debt Securities of MS plc or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness of the Company) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations. (Indenture, Section 1.1)

               In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of MS plc or the Company or a substantial part of their respective properties, or of any proceedings for liquidation, dissolution or other winding up of MS plc or the Company, whether or not involving insolvency or bankruptcy, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any MS plc Senior Indebtedness or Company Senior Indebtedness, as the case may be, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any MS plc Senior Indebtedness or Company Senior Indebtedness, as the case may be, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all MS plc Senior Indebtedness or Company Senior Indebtedness, as the case may be, shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such subordinated Debt Securities or such Coupons. (Indenture, Sections 13.1 and 15.1) The information incorporated herein by reference will set forth the approximate amount of MS plc Senior Indebtedness and Company Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

Guarantee of Debt Securities by the Company

               Debt Securities issued by MS plc are fully and unconditionally guaranteed pursuant to a Guarantee of the Company as to the payment of principal of, premium, if any, interest and any Additional Amounts (as defined below) on such Debt Securities when and as the same shall become due and payable, whether at maturity or otherwise. Under the terms of the Guarantee, holders of such Debt Securities will not be required to exercise their remedies against MS plc prior to proceeding directly against the Company. The Company will not be entitled to offset its obligations under the Guarantee that forms part of a Capital Unit against the holders' obligations under the related Purchase Contracts or the provisions of the Capital Unit Agreement relating thereto and the failure by the Company to satisfy its obligations under the Guarantee will not result in the termination of or otherwise affect the obligations of the holders under such Purchase Contracts or the Capital Unit Agreement. Guarantees of Debt Securities and Coupons are subordinated to the Company Senior Indebtedness.

Payment of Additional Amounts with Respect to Debt Securities

               All amounts of principal of, premium, if any, and interest on any Debt Securities will be paid by MS plc without deduction or withholding for any withholding taxes, levies, imposts and charges whatsoever imposed by or for the account of the United Kingdom or any political subdivision or taxing authority thereof or therein, or if deduction or withholding of any such taxes, levies, imposts or charges shall at any time be required by the United Kingdom or any such subdivision or authority, MS plc will pay such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts paid to the holders of such Debt Securities (or, in the case of Book-Entry Capital Units, holders of beneficial interests in the Debt Securities included in such Capital Units) or the Trustee, after such deduction or withholding, shall equal the respective amounts of principal, premium, if any, and interest to which the holders of such Debt Securities (or the holders of such beneficial interests) or the Trustee are entitled; provided that the foregoing will not apply to any such tax, levy, impost or charge which would not be payable or due but for the fact that (i) the holder of the Debt
Security (or, in the case of a Book-Entry Capital Unit, a holder of a beneficial interest in the Debt Security included in such Capital Unit) is a citizen, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the United Kingdom or such political subdivision or otherwise having some connection with the United Kingdom other than the holding or ownership of a Debt Security, or the collection of principal of and interest on, or the enforcement of, a Debt Security or (ii) the Debt Security is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amount on presenting the same for payment at the close of such 30-day period. The relevant Prospectus Supplement describes any additional circumstances under which Additional Amounts will not be paid with respect to Debt Securities.

Service of Process, Enforcement of Liabilities

               MS plc is incorporated under the laws of England and Wales. Certain of the directors of MS plc are non-residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. MS plc has been advised by its English solicitors, Linklaters & Paines, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions to enforce judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States. MS plc has expressly submitted to the jurisdiction of New York State and the federal courts of the United States sitting in the Borough of Manhattan, in The City of New York for the purpose of any suit, action or proceeding arising out of the Debt Securities or the Indenture and has appointed the Company as an agent in the Borough of Manhattan, in The City of New York to accept service of process in any such action.

Certain Covenants

               Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that neither MS plc nor the Company will merge or consolidate with any other person and neither MS plc nor the Company will sell, lease or convey all or substantially all its assets to any person, unless MS plc or the Company, as the case may be, shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of MS plc or the Company, as the case may be, shall be (i) with respect to MS plc, a company incorporated under the laws of England and Wales or (ii) with respect to the Company, a corporation organized under the laws of the United States or a state thereof or the District of Columbia, and shall expressly assume all obligations of MS plc or the Company, as the case may be, under the Indenture and the Debt Securities or Guarantees issued thereunder, as the case may be, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, MS plc, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by MS plc or the Company, as the case may be. (Indenture, Section 9.1) This covenant would not apply to a recapitalization transaction, a change of control of the Company or MS plc or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or sale, lease or conveyance of all or substantially all of the assets of the Company or MS plc.

               There are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of MS plc or the Company or a highly leveraged transaction.

Events of Default

               An Event of Default is defined under the Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement of the Company or MS plc in the Debt Securities of such series or the Indenture other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency, reorganization or administration involving MS plc; (e) failure by MS plc to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in the Indenture means obligations (other than nonrecourse obligations or the Debt Securities of such series issued under the Indenture) of, or guaranteed or assumed by, MS plc for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to MS plc and the Company by the Trustee, or to MS plc, the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under the Indenture; or (f) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to MS plc and the Company by the Trustee, or to MS plc, the Company and the Trustee by the holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under the Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Indenture, Section 5.1)

               The Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture or due to the default in the performance or breach of any other covenant or warranty of MS plc or the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of such Debt Securities of each affected series (treated as one class) issued under the Indenture and then outstanding, by 45 days' written notice to MS plc or the Company after the occurrence of such Event of Default, may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued under the Indenture and then outstanding or due to certain events of bankruptcy, insolvency, reorganization or administration of MS plc shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under the Indenture and then outstanding (treated as one class), by 45 days' written notice to MS plc or the Company after the occurrence of such Event of Default, may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Indenture, Sections
5.1 and 5.10)

               The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities (treated as one class) issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders.
(Indenture, Section 6.2) Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Indenture, Section 5.9)

               The Indenture provides that no holder of Debt Securities issued under the Indenture may institute any action against MS plc or the Company under such Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee, in writing, to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Indenture, Sections 5.6 and 5.9)

               The Indenture contains a covenant that MS plc and the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Indenture, Section 3.6)

Discharge, Defeasance and Covenant Defeasance

               MS plc and the Company, as guarantor, can discharge or defease their obligations under the Indenture as set forth below. (Indenture, Section 10.1)

               MS plc and the Company may discharge certain obligations to holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on such Debt Securities.

               MS plc and the Company may also discharge any and all of their obligations to holders of any series of Debt Securities issued under the Indenture at any time ("defeasance"), but may not thereby avoid any duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, defaced, destroyed, lost or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities. MS plc and the Company may instead be released with respect to any outstanding series of Debt Securities issued under the Indenture from the obligations imposed by Section 9.1 (which contains the covenant described above limiting consolidations, mergers, asset sales and leases), and omit to comply with such Section without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) MS plc or the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Debt Securities of such series issued under the Indenture; (ii) MS plc or the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); (iii) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent MS plc from making payments of principal of (and premium, if any) and interest on the Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date; and
(iv) MS plc or the Company, as applicable, delivers to the Trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of MS plc or the Company, as the case may be, then the Trustee and the holders of the Debt Securities would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indenture

               The Indenture provides that MS plc, the Company and the Trustee may enter into supplemental indenture without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of MS plc or the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series and any coupons thereto and (f) evidence the acceptance of appointment by a successor trustee. (Indenture, Section 8.1)

               The Indenture also contains provisions permitting MS plc, the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that MS plc, the Company and the Trustee may not, without the consent of the holder of each outstanding
Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount), premium, if any, or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or alter the provisions of any Guarantee of the Debt Securities in any manner adverse to the holders, or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under the Indenture, the consent of the holders of which is required for any such modification. (Indenture, Section 8.2)

               The Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities or of any Guarantee thereof without the written consent of each holder of MS plc Senior Indebtedness or Company Senior Indebtedness, as the case may be, then outstanding that would be adversely affected thereby. (Indenture, Section 8.6)

Concerning the Trustee

               The Chase Manhattan Bank is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities.


                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

               As of the date of this Prospectus, the Company's authorized capital stock consists of 1,750,000,000 shares of Common Stock, par value $0.01 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto.

               The rights of holders of the Preferred Stock required to be purchased pursuant to the Purchase Contracts will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Board of Directors may cause shares of Preferred Stock to be issued to obtain additional financing, in connection with acquisitions, to officers, directors or employees of the Company and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes. Shares of Preferred Stock issued by the Company may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.


               As of June 2, 1997, there were approximately 585,665,000 shares of Common Stock outstanding. On June 2, 1997, the Company also had outstanding the following series of Preferred Stock: approximately 3,681,000 shares of ESOP Convertible Preferred Stock, with a liquidation value of $35.875 per share
(the "ESOP Preferred Stock"), issued in connection with the Company's Employee Stock Ownership Plan (the "ESOP"), 1,000,000 shares of 7 3/8% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/8% Preferred Stock"), 1,000,000 shares of 7 3/4% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7 3/4% Preferred Stock") and 1,725,000 shares of Series A Fixed/Adjustable Rate Cumulative Preferred Stock, with a stated value of $200.00 per share (the "Series A Fixed/Adjustable Rate Preferred Stock"). The 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are collectively referred to herein as the "Existing Cumulative Preferred Stock." In addition, the Company and its wholly owned subsidiary Morgan Stanley Finance plc have outstanding Capital Units that may result in up to 611,238 shares of the Company's 7.82% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.82% Preferred Stock"), being issued at any time, up to 1,150,000 shares of the Company's 7.80% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.80% Preferred Stock"), being issued at any time, up to 720,900 shares of the Company's 9.00% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "9.00% Preferred Stock"), being issued at any time, up to 996,776 shares of the Company's 8.40% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.40% Preferred Stock"), being issued at any time, up to 847,500 shares of the Company's 8.20% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.20% Preferred Stock"), being issued at any time, and up to 670,000 shares of the Company's 8.03% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.03% Preferred Stock"), being issued at any time on or after February 28, 1998. The 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock, the 8,20% Preferred Stock and the 8.03% Preferred Stock are collectively referred to herein as "Offered Preferred Stock". In addition, the Company has authorized the issuance of up to 450,000 shares of Series A Junior Participating
Preferred Stock, par value $0.01 per share (the "Series A Preferred
Stock"), which may be issued as a result of the exercise of certain rights issued to the holders of the Common Stock pursuant to the Company's Rights Plan. See "The Rights Plan."


               The following summary does not purport to be complete and is qualified by the Company's Certificate of Incorporation, by a Certificate of Designation of Preferences and Rights of the ESOP Preferred Stock, by a Certificate of Designation of Preferences and Rights for each series of Offered Preferred Stock, by a Certificate of Designation of Preferences and Rights of each series of Existing Cumulative Preferred Stock and by a Certificate of Designation of Preferences and Rights for the Series A Preferred Stock.

Offered Preferred Stock

               The Board of Directors of the Company has authorized the issuance of the Offered Preferred Stock. The shares of Offered Preferred Stock, if issued, will be fully paid and nonassessable, are not convertible into Common Stock of the Company and have no preemptive rights.

               The following description of the terms of the Offered Preferred Stock sets forth certain general terms and provisions of the Offered Preferred Stock to which a Prospectus Supplement relates. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The number of shares and all of the terms and conditions of the relative rights, preferences and limitations of the respective series of Offered Preferred Stock as established by the Board of Directors or any committee thereof are set forth in the Prospectus Supplement accompanying this Prospectus relating to the particular series of Offered Preferred Stock. The terms of particular series of Offered Preferred Stock may differ, among other things, in (i) the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof) on the shares of such series, (iii) the dividend periods (or the method of calculation thereof),
(iv) the stated value of the shares of such series, (v) the voting rights of the shares of such series, (vi) the preferences and rights of the shares of such series upon any liquidation or winding-up of the Company, (vii) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Company, (viii) whether depositary shares representing shares of such series of Offered Preferred Stock were offered and, if so, the fraction of a share of such series of Offered Preferred Stock represented by each depositary share and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

               As described under "Depositary Shares" below, the Company has elected to offer depositary shares (the "Depositary Shares") evidenced by depositary receipts, each representing a fraction (specified in the Prospectus Supplement relating to the particular series of Offered Preferred Stock) of a share of the particular series of Offered Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of Offered Preferred Stock.

               The following statements are brief summaries of certain provisions that are contained in the Certificate of Designation authorizing the issuance of a series of Offered Preferred Stock, do not purport to be complete and are qualified in their entirety by reference to such Certificate of Designation, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and by the Company's Certificate of Incorporation. The resolutions set forth in the Certificate of Designation were adopted by the Board of Directors or a committee thereof prior to the issuance of a series of Offered Preferred Stock, and such Certificate of Designation was filed with the Secretary of State of the State of Delaware. Subject to the terms of the Deposit Agreement (as defined below), each Depositary Share is entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividends, voting, redemption and liquidation rights). See "Depositary Shares" below. The following statements concerning Depositary Shares, Depositary Receipts (as defined below) and the Deposit Agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

               Rank. Each series of Offered Preferred Stock, if issued, will rank, with respect to voting powers, preferences or relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, including with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, junior to any series of capital stock of the Company expressly stated to be senior to such series of the Offered Preferred Stock, senior to any class of capital stock expressly stated to be junior to such series of the Offered Preferred Stock, and on a parity with each other series of Offered Preferred Stock and all other classes of capital stock of the Company. Each series of the Offered Preferred Stock, if issued, will rank, as to payment of dividends and amounts payable on liquidation, prior to the Common Stock (see "Common Stock" below) and on a parity with each other and with the ESOP Preferred Stock and each series of the Existing Cumulative Preferred Stock.

               Dividends. Holders of shares of the Offered Preferred Stock, if issued, will be entitled to receive, when and as declared by the Board of Directors or any committee thereof out of funds legally available for payment, cumulative cash dividends at an annual rate of 7.82% per annum (with respect to the 7.82% Preferred Stock, if issued), 7.80% per annum (with respect to the 7.80% Preferred Stock, if issued), 9.00% per annum (with respect to the 9.00% Preferred Stock, if issued), 8.40% per annum (with respect to the 8.40% Preferred Stock, if issued), 8.20% per annum (with respect to the 8.20% Preferred Stock, if issued) on the dates, for the periods and otherwise as specified in the relevant Prospectus Supplement. Dividends on the Offered Preferred Stock will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or any committee thereof. Dividends are cumulative from the date of original issue of such series. The Offered Preferred Stock, if issued, will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Offered Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on any series of Offered Preferred Stock or redeem or otherwise repurchase any shares of any series of Offered Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.

               No dividends may be declared or paid or set apart for payment on any Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of each series of the Offered Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and
(ii) accumulated and unpaid or payable through the dividend payment period or periods of each series of the Offered Preferred Stock next preceding such dividend payment date, on the other hand.

               Except as set forth above, unless full cumulative dividends on the outstanding shares of Offered Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on a parity with the Offered Preferred Stock as to dividends (which parity Preferred Stock currently includes the ESOP Preferred Stock and the Existing Cumulative Preferred Stock), nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date for any series of Offered Preferred Stock shall have been paid or declared and set apart for payment; and provided further that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Offered Preferred Stock as to dividends.

               The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.


               The ability of the Company, as a holding company, to pay dividends on the Offered Preferred Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and the payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR), net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company, a Delaware chartered bank and an indirect wholly owned subsidiary of the Company, and other bank subsidiaries) by banking regulations.


               Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of Preferred Stock ranking junior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up that may be issued in the future or (ii) Common Stock, liquidating distributions in an amount equal to the stated value per share of each series of Offered Preferred Stock, as set forth in the applicable Prospectus Supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution; but the holders of the shares of Offered Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Offered Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Offered Preferred Stock and any other Preferred Stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Offered Preferred Stock are not paid in full, the holders of the Offered Preferred Stock and of such other Preferred Stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

               Because the Company is a holding company, its rights and the rights of its creditors and its stockholders, including the holders of the shares of Offered Preferred Stock, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

               Optional Redemption. The Offered Preferred Stock will not be subject to any mandatory redemption or sinking fund provision. If issued, the 7.82% Preferred Stock will not be redeemable prior to November 30, 1998; if issued, the 7.80% Preferred Stock will not be redeemable prior to February 28, 1999; if issued, the 9.00% Preferred Stock will not be redeemable prior to February 28, 2000; if issued, the 8.40% Preferred Stock will not be redeemable prior to August 30, 2000; if issued, the 8.20% Preferred Stock will not be redeemable prior to November 30, 2000; and, if issued, the 8.03% Preferred Stock will not be redeemable prior to February 28, 2007, except that under certain circumstances prior thereto, it may be redeemed at specified prices. On or after such dates, the applicable series of Offered Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice at a redemption price equal to $200.00 per share and, in each case, plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption. If full cumulative dividends on all outstanding shares of Offered Preferred Stock have not been paid, no shares of Offered Preferred Stock may be redeemed in part and the Company may not purchase or acquire any shares of Offered Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Offered Preferred Stock. If fewer than all the outstanding shares of a series of Offered Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

               Voting Rights. Holders of the Offered Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any shares of Offered Preferred Stock or any other class or series of stock ranking on a parity with the Offered Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of each series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of the Offered Preferred Stock will have one vote for each share of Offered Preferred Stock held.

               So long as any shares of the Offered Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of Offered Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock (including the Existing Cumulative Preferred Stock) upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Offered Preferred Stock as to dividends or upon liquidation or
(ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the relevant Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the Offered Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

               The transfer agent, dividend disbursing agent and registrar for each series of Offered Preferred Stock is The Bank of New York.

Depositary Shares

               General. As indicated in the applicable Prospectus Supplement, the Company has elected to issue fractional shares of the Offered Preferred Stock, rather than full shares of the Offered Preferred Stock. Accordingly, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

               The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, The Bank of New York, as depositary (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting and liquidation rights).

               The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Offered Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

               Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

               Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

               In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders in proportion to the number of Depositary Shares owned by such holders.

               The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

               Withdrawal of Stock. Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder, or upon his or her order, at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

               Voting the Offered Preferred Stock. Upon receipt of notice of any meeting at which the holders of any series of the Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

               Redemption of Depositary Shares. If a series of the Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Offered Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Offered Preferred Stock. If the Company redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Offered Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

               After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

               Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary
Shares. The Deposit Agreement shall automatically terminate after there has been a final distribution in respect of the related series of Offered
Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

               Charges of Preferred Stock Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

               Miscellaneous. The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Offered Preferred Stock.

               Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they are liable for negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Offered Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Offered Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

               The Preferred Stock Depositary's corporate trust office is currently located at 101 Barclay Street, New York, New York 10286. The Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

               Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Common Stock


               Each holder of Common Stock is entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and except as otherwise required by law or except as provided with respect to any series of Preferred Stock (including the ESOP Preferred Stock), the holders of such shares, together with the holders of ESOP Preferred Stock, will possess all voting power. The Board is divided into three classes of directors with the term of one class expiring at each annual meeting of stockholders. Because the Company's Certificate of Incorporation does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors (the "Voting Stock") represented at a meeting will be able to elect all the directors standing for election at such meeting. As of June 2, 1997, certain current and former Managing Directors and Principals of MS & Co. owned in the aggregate approximately 79,546,500 shares of Common Stock subject to voting restrictions contained in certain agreements (the "Voting Agreements"). As of such date, such shares constituted approximately 14% of the votes that are entitled to be cast by the Common Stock and ESOP Preferred Stock at any meeting of the Company's stockholders.

               The holders of the Common Stock are entitled to share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock as to dividends, including, if issued, the Offered Preferred Stock. The ability of the Company, as a holding company, to pay dividends on its Common Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are restricted by legal requirements, including (in the case of MS & Co. and DWR) net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and (in the case of Greenwood Trust Company and other bank subsidiaries) by banking regulations. Such restrictions could limit the ability of the Company to pay dividends to its stockholders.


               Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock share pro rata in the assets remaining after payments to creditors and provision for the preference of any the ESOP Preferred Stock, Existing Cumulative Preferred Stock and any other class or series of stock having preference over the Common Stock upon liquidation, dissolution or winding up that may be then outstanding, including, if issued, the Offered Preferred Stock. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

               All of the outstanding shares of Common Stock are fully paid and nonassessable.

               The transfer agent and registrar for the Common Stock is Dean Witter Trust Company.

The Rights Plan

               Pursuant to a Rights Agreement (as amended, the "Rights Plan"), dated as of April 25, 1995 and amended as of February 4, 1997, with The Chase Manhattan Bank, as rights agent, holders of shares of Common
Stock have certain rights (each a "Right") to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Preferred Stock at a purchase price of $175 per unit subject to adjustment. At present, each share of Common Stock is entitled to one-half Right.

               The Rights become exercisable upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock. After the Rights become exercisable, the Rights (other than rights held by an Acquiring Person) will entitle the holders to purchase, under certain circumstances, either Common Stock or common stock of the potential acquirer at a substantially reduced price.
The Company is generally entitled to redeem the Rights at a price of $0.01 per Right at any time until ten days following the Stock Acquisition Date. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. Unless earlier redeemed, the Rights will expire at the close of business on April 21, 2005.

               The foregoing description of the Rights is qualified in its entirety by reference to the description of the Rights Plan contained in the Company's Registration Statement on Form 8-A dated April 26, 1995, as amended by a Form 8-A/A dated May 4, 1995, which is incorporated herein by reference.

ESOP Convertible Preferred Stock

               The ESOP Preferred Stock is senior to the Company's Common
Stock and ranks on a parity with the Existing Cumulative Preferred Stock (and, if issued, the Offered Preferred Stock) as to the payment of dividends and upon liquidation. The holders of shares of the ESOP Preferred Stock are entitled to receive, when declared out of funds legally available therefor, cash dividends in the amount of $2.78 per share per annum, subject to adjustment, payable either annually or semiannually, at the election of the Board of Directors of the Company. Holders of ESOP Preferred Stock are entitled to receive $35.875 per share, subject to adjustment (the "ESOP Preferred Stock Liquidation Price"), upon dissolution or liquidation of the Company.

               So long as any shares of ESOP Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the ESOP Preferred Stock as to dividends (which parity Preferred Stock currently includes the Existing Cumulative Preferred Stock and, if issued, would include the Offered Preferred Stock), unless there shall also be or have been declared and paid or set apart for payment on the ESOP Preferred Stock like dividends for all dividend payment periods of the ESOP Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid through the dividend payment period or periods of the ESOP Preferred Stock next preceding such dividend payment date, on the other hand.

               Holders of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of shares of Common Stock, voting together with the holders of shares of Common Stock as one class. Each share of ESOP Preferred Stock is entitled to the number of votes equal to 1.35 times the number of shares of Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for such vote. Shares of ESOP Preferred Stock are allocated to each participant in the ESOP on December 31 in each year.

               Each share of ESOP Preferred Stock is convertible into shares of Common Stock by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Preferred Stock at a conversion rate of one share of ESOP Preferred Stock to 3.3 shares of Common Stock, which rate is subject to adjustment. The conversion price per share at which shares of Common Stock will be issued upon conversion of any shares of ESOP Preferred Stock is $35.875, subject to adjustment.

               The ESOP Preferred Stock is redeemable at the Company's option at the ESOP Preferred Stock Liquidation Price plus accrued dividends at any time after September 19, 2000 and prior thereto under certain circumstances at specified prices. The Company may pay the redemption price of the ESOP Preferred Stock in cash, in shares of Common Stock or a combination thereof. Neither ESOP Preferred Stock nor shares of Common Stock issued to participants in the ESOP are subject to the restrictions on voting and disposition contained in the Voting Agreements.

Existing Cumulative Preferred Stock

               Other than as described below, the terms of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock are identical. Unless otherwise indicated, the terms and provisions described below relate to each of the 7 3/8% Preferred Stock, the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock, which are collectively referred to as the "Existing Cumulative Preferred Stock."

               Each series of the Existing Cumulative Preferred Stock ranks on a parity with each other and with the Offered Preferred Stock and the ESOP Preferred Stock and prior to the Common Stock as to payment of dividends and amounts payable on liquidation. The shares of Existing Cumulative Preferred Stock are fully paid and nonassessable, are not convertible into Common Stock of the Company and have no preemptive rights.


               Dividends. Holders of the shares of Existing Cumulative Preferred Stock (except for the Series A Fixed/Adjustable Rate Preferred Stock) are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at the rate of 7 3/8% per annum (with respect to the 7 3/8% Preferred Stock) and 7 3/4% per annum (with respect to the 7 3/4% Preferred Stock). Holders of the shares of Series A Fixed/Adjustable Rate Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends payable quarterly at a rate of 5.91% per annum through November 30, 2001 and thereafter at a rate of .37% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined in the applicable Certificate of Designation); provided, however, that the dividends so payable will not be less than 6.41% nor greater than 12.41% per annum (subject to certain adjustments described below). The amount of dividends payable in respect of the 7 3/4% Preferred Stock and the Series A Fixed/Adjustable Rate Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction. The Existing Cumulative Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Existing Cumulative Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Existing Cumulative Preferred Stock or redeem or otherwise repurchase any shares of Existing Cumulative Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid (or set aside for payment) in full by the Company.


               No dividends may be declared or paid or set apart for payment on any Preferred Stock ranking on a parity as to dividends with the Existing Cumulative Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on each series of the Existing Cumulative Preferred Stock dividends for all dividend payment periods of the Existing Cumulative Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (i) accumulated and unpaid or payable on such parity stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period or periods of the Existing Cumulative Preferred Stock next preceding such dividend payment date, on the other hand.

               Except as set forth above, unless full cumulative dividends on the Existing Cumulative Preferred Stock have been paid, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on a parity with the Existing Cumulative Preferred Stock as to dividends (which parity Preferred Stock includes the Offered Preferred Stock, if issued, and the ESOP Preferred Stock), nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of each series of the Existing Cumulative Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided further that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Existing Cumulative Preferred Stock as to dividends.

               Optional Redemption. The Existing Cumulative Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The 7 3/8% Preferred Stock is not redeemable prior to August 30, 1998; the 7 3/4% Preferred Stock is not redeemable prior to August 30, 2001, except that under certain circumstances prior thereto, it may be redeemed at specified prices; and the Series A Fixed/Adjustable Rate Preferred Stock is not redeemable prior to November 30, 2001, except that under certain circumstances prior thereto, it may be redeemed at specified prices. On or after such dates, the applicable series of Existing Cumulative Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice at a redemption price equal to $200.00 per share, in each case plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption.

               Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Existing Cumulative Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of Preferred Stock ranking junior to the Existing Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up which may be issued in the future and
(ii) Common Stock, liquidating distributions in the amount of $200.00 per share, in each case plus accrued and accumulated but unpaid dividends to the date of final distribution, but the holders of the shares of Existing Cumulative Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Existing Cumulative
Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Existing Cumulative Preferred Stock and any other Preferred Stock ranking as to rights upon liquidation, dissolution or winding up on a parity with the Existing Cumulative Preferred Stock (including the Offered Preferred Stock, if issued) are not paid in full, the holders of the Existing Cumulative Preferred Stock and of such other Preferred Stock will share ratably in any such distribution in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Existing Cumulative Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

               Voting Rights. Holders of Existing Cumulative Preferred Stock do not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of Existing Cumulative Preferred Stock or any other class or series of stock ranking on a parity with such series of Existing Cumulative Preferred Stock (including the Offered Preferred Stock, if issued) with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of such series of Existing Cumulative Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Existing Cumulative Preferred Stock have been fully paid or set aside for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Each holder of shares of Existing Cumulative Preferred Stock will have one vote for each share of Existing Cumulative Preferred Stock held.

               So long as any shares of Existing Cumulative Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of each series of Existing Cumulative Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable (including the Offered Preferred Stock, if issued), (i) issue or increase the authorized amount of any class or series of stock ranking prior to the Existing Cumulative Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Existing Cumulative Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of such series of Existing Cumulative Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the Existing Cumulative Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such powers, preferences or special rights.

               The transfer agent and registrar for each series of Existing Cumulative Preferred Stock is The Bank of New York.

Additional Provisions of the Company's Amended and Restated Certificate of Incorporation and By-laws

               Size of the Board of Directors, Removal of Directors and Filling Vacancies on the Board of Directors. The Company's Certificate of Incorporation provides for a Board of Directors initially consisting of 14 directors, divided into classes initially consisting of four, four and six directors, respectively, with initial terms expiring at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Thereafter, directors shall hold office for a term expiring at the third succeeding annual meeting of stockholders after their election. Under the Company's Amended and Restated By-Laws ("By-Laws"), a majority of the Board may increase or decrease the number of directors, except that until December 31, 2000, a three-quarters vote of the Board will be required to change the number of directors to an odd number. The Company's Certificate of Incorporation also provides that directors may be removed only for cause and with the approval of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class. Any vacancy on the Board of Directors or newly created directorship shall be filled by a majority of the remaining directors then in office though less than a quorum, and such newly elected director shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

               Calling Special Meetings of Stockholders. The Company's By-Laws provide that special meetings of the stockholders may be called at any time only by the Secretary of the Company at the direction of the Board.

               Amendment of Governing Documents. The Company's Certificate of Incorporation provides that, generally, it can be amended pursuant to the provisions of the laws of the State of Delaware. Under Section 242 of the Delaware General Corporation Law (the "DGCL"), the Board may propose, and the stockholders may adopt by a majority vote of the Voting Stock, an amendment to the Company's Certificate of Incorporation. However, the Company's Certificate of Incorporation also provides that the approval of 80% of the voting power of the Voting Stock, voting together as a single class, is required in order to amend, repeal or adopt any provision inconsistent with the provisions in the Certificate relating to amendment of the By-Laws, action of stockholders and the Board of Directors and to change the provisions establishing such 80% vote requirement.

               The Company's Certificate of Incorporation provides that the Company's By-Laws may be altered, amended or repealed or new provisions may be adopted by a majority of the Company's Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company, voting together as a single class. Furthermore, the By-Laws provide that they may be altered, amended or repealed or new provisions may be adopted by a majority of the Board of Directors or with the approval of at least 80% of the voting power of the Voting Stock of the Company; provided, however, that a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new By-Laws in conflict with the provisions of the By-Laws relating to the removal of certain officers and certain amendments of the By-Laws; and provided further, however, that until December 31, 2000, a three-quarters vote of the Board of Directors is required for the Board of Directors to amend, alter, repeal or adopt new By-Laws in conflict with certain provisions of the By-Laws relating to committees, committee members and chairmen, certain changes to the number of directors and certain other amendments of the By-Laws.

               Limitation of Directors' Liability. Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Under the Company's Certificate of Incorporation, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as in effect or as the same may be amended.


                       DESCRIPTION OF THE CAPITAL UNITS

               The following description of the terms of the Capital Units sets forth certain general terms and provisions of the Capital Units to which a Prospectus Supplement relates. If so indicated in the Prospectus Supplement, the terms of any such Capital Units may differ from the terms set forth below. Particular terms of the Capital Units offered by a Prospectus Supplement are described in the Prospectus Supplement relating to such Capital Units. The following summary of certain provisions of the Capital Unit Agreement and the Capital Units does not purport to be complete and such summary is subject to the detailed provisions of the Capital Unit Agreement to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Capital Units.

General

               Capital Units consist of (i) a Debt Security of MS plc, (ii) a full and unconditional Guarantee by the Company of the payment of principal, premium, if any, interest and any Additional Amounts on such Debt Security and
(iii) a related Purchase Contract requiring the purchase on the settlement date of the Purchase Contract of a share of Preferred Stock of the Company (or a Depositary Share representing an interest in a share of such Preferred Stock). The Debt Security, the Guarantee thereof and the related Purchase Contract may be purchased and transferred only as part of a Capital Unit. Capital Units were issued as Definitive Capital Units or Book-Entry Capital Units. Definitive Capital Units consist of definitive registered Purchase Contracts and definitive registered Debt Securities and Guarantees of such Debt Securities. Book-Entry Capital Units are represented by certificateless depositary interests issued to The Depository Trust Company or its nominee by a depositary (the "Book-Entry Unit Depositary") holding a global registered Purchase Contract and a global Debt Security and a Guarantee of such Debt Security.

               Reference is made to the Prospectus Supplement for the following terms of and information relating to a particular series of Capital
Units: (i) the terms of the Debt Securities, including the maturity date, any interest rate and any interest payment dates with respect to such Debt Securities, any redemption or repayment provisions and whether such Debt Securities were issued in registered or bearer form or both and in definitive or global form or both; (ii) the terms of the related Purchase Contracts, including the term thereof, any redemption provisions, any acceleration, cancellation or termination provisions and whether the Purchase Contracts were issued in definitive or global form or both; (iii) the terms of the series of Preferred Stock to be issued upon settlement of the related Purchase Contracts, including the number of shares constituting such series, the dividend rate, dividend period, stated value and any voting rights with respect to such series, the preferences and rights of the shares of such series upon any liquidation or winding-up of the Company, any redemption provisions and whether the shares of such series will initially be represented by depositary shares and, if so, the fraction of a share of such series to be represented by each depositary share; (iv) any applicable United States federal or United Kingdom income tax consequences; (v) any listing of such series of Capital Units on a national securities exchange; (vi) whether such Capital Units were issued as Definitive Capital Units, Book-Entry Capital Units or both and the name of the Book-Entry Unit Depositary with respect to Book-Entry Capital Units; (vii) any circumstances (in addition to the circumstances described under "Description of Debt Securities of MS plc -- Payment of Additional Amounts with Respect to Debt Securities") under which Additional Amounts will not be paid with respect to the Debt Securities; and
(viii) any other specific terms of the Debt Securities and Purchase Contracts.

               Each series of Purchase Contracts was issued under a Capital Unit Agreement entered into by Morgan Stanley (as predecessor to the Company), MS plc and The Chase Manhattan Bank (formerly known as Chemical Bank), as capital unit agent (together with any successor thereto in such capacity, the "Capital Unit Agent") and, with respect to any Book-Entry Capital Units, as Book-Entry Unit Depositary, and the holders from time to time of Capital Units. Upon the consummation of the Merger, each such agreement was amended to provide for the Company's succession to the rights and obligations of Morgan Stanley thereunder. The Capital Unit Agreements are not qualified as indentures under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Capital Unit Agent is not required to qualify as a trustee thereunder and the holders of Purchase Contracts do not have the benefits of the protections of the Trust Indenture Act. However, any Debt Securities and Guarantees issued as part of a Capital Unit were issued under an indenture qualified under the Trust Indenture Act and the trustee thereunder has qualified as a trustee under the Trust Indenture Act.

Description of the Purchase Contracts

               Each Purchase Contract obligates the holder thereof to purchase, and the Company to sell, on dates specified in the accompanying Prospectus Supplement, a share of Preferred Stock of the Company (or a Depositary Share representing an interest in a share of such Preferred Stock) at a specified purchase price. The applicable Prospectus Supplement also specifies the methods by which the holders' obligations to purchase Preferred Stock or a Depositary Share relating thereto may be satisfied and any acceleration, cancellation or termination provisions relating to the settlement of a Purchase Contract.

Certain Provisions of the Capital Unit Agreement

               General. Under the terms of the Capital Unit Agreement, each holder of a Definitive Capital Unit and each beneficial owner of a Book-Entry Capital Unit, by its acceptance thereof, appoints the Capital Unit Agent as its authorized agent to execute, deliver and perform each Purchase Contract in which such holder or beneficial owner has an interest on behalf of such holder or beneficial owner, as the case may be, and consents to the terms of the Capital Unit Agreement. Under the terms of the Capital Unit Agreement, each holder of a Definitive Capital Unit and each beneficial owner of a Book-Entry Capital Unit, by acceptance thereof, irrevocably agrees to be a party to and be bound by the terms of each Purchase Contract in which such holder or beneficial owner has an interest. Upon the registration of transfer of a Capital Unit, the transferee will assume the obligations of the transferor under each Purchase Contract in which such holder or beneficial owner has an interest and the transferor will be released from such obligations.

               The specific terms of the depositary arrangement with respect to the Book-Entry Capital Units are described in the applicable Prospectus Supplement. MS plc has appointed the Book-Entry Unit Depositary as its agent for purposes of maintaining a register recording the right to principal of and interest on Debt Securities that relate to Book-Entry Capital Units.

               Payment, Settlement, Transfer and Exchange of Definitive Capital Units. Principal of, and interest on, any Debt Securities constituting part of a Definitive Capital Unit will be payable, and transfers of Definitive Capital Units will be registrable, at the office of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York or at such other location as may be determined by MS plc and The Chase Manhattan Bank. Under circumstances specified in the applicable Prospectus Supplement, payments in respect of principal of Debt Securities that are part of Definitive Capital Units may be applied by the Capital Unit Agent in satisfaction of the obligations of the holders of the Definitive Capital Units under the related Purchase Contracts (unless a holder has delivered cash in respect of its obligations under such Purchase Contract) and Preferred Stock or Depositary Shares will be delivered only upon presentation and surrender of the certificates evidencing Definitive Capital Units at the office of the Capital Unit Agent. If a holder delivers cash in settlement of its obligations under a Purchase Contract that is part of a Definitive Capital Unit, the related Debt Security that is a part of such Definitive Capital Unit will remain outstanding and, as more fully described in the applicable Prospectus Supplement, the holder will receive a definitive registered Debt Security.

               In the event that a holder does not elect to deliver cash in settlement of its obligations under a Purchase Contract that is part of a Definitive Capital Unit and fails to present and surrender the certificate evidencing the Definitive Capital Units held by such holder to the Capital Unit Agent when required, the Preferred Stock or Depositary Shares to be purchased under the Purchase Contracts evidenced thereby shall be registered in the name of, and together with any distributions thereon shall be held by, the Capital Unit Agent in trust for the benefit of such holder until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Capital Unit Agent, the Company or MS plc in respect thereof. In the event that a certificate is not presented (or such evidence and indemnity are not provided) on or prior to the date two years after the relevant settlement date with respect to the related Purchase Contract, any payments received by the Capital Unit Agent in respect of the Preferred Stock or the Depositary Shares issued in respect of the Definitive Capital Units evidenced by such certificate will be paid by the Capital Unit Agent to the Company and such holder will thereafter be required to look solely to the Company for payment thereof. The Capital Unit Agent will have no obligation to invest or to pay interest on any amounts held by the Capital Unit Agent pending distribution, as described above.

               No service charge will be made for any registration of transfer or exchange of the Capital Units or interest therein, except for any tax or other governmental charge that may be imposed in connection therewith.

               Remedies. No holder of any Capital Unit or interest therein shall have any right by virtue of or by availing itself of any provision of the Capital Unit Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Capital Unit Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless such holder shall have given written notice to the Capital Unit Agent, MS plc and the Company of the occurrence and continuance of a default thereunder and, (i) in the case of an Event of Default under the Debt Securities or the Indenture governing such Debt Securities, the procedures (including notice to the Trustee, MS plc and the Company) described in Article Five of the Indenture (see "Description of Debt Securities -- Events of Default") have been complied with and (ii) in the case of certain defaults under the Purchase Contracts, unless the holders of not less than 25% of the Capital Units then outstanding shall have made written request upon the Capital Unit Agent to institute such action or proceedings in its own name as Capital Unit Agent under the Capital Unit Agreement and shall have offered to the Capital Unit Agent such reasonable indemnity as it may require, and the Capital Unit Agent for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute such action or proceedings and no direction inconsistent with such request shall have been given to the Capital Unit Agent pursuant to the Capital Unit Agreement in writing by the holders of a majority of the outstanding Capital Units, any holder of a Capital Unit may then (but only then) seek to enforce the performance of the covenant or agreement with respect to which such Purchase Contract default exists.

               There are no covenants or other provisions in the Capital Unit Agreement providing for a put or increased interest or otherwise that would afford holders of Capital Units additional protection in the event of a recapitalization transaction, a change of control of the Company or MS plc or a highly leveraged transaction.

               Modification. Each Capital Unit Agreement contains provisions permitting the Company and the Capital Unit Agent, with the consent of the holders of not less than a majority of all series of Capital Units at the time outstanding under such Capital Unit Agreement and affected thereby (voting as one class), to modify the terms of the Purchase Contracts and the terms of the Capital Unit Agreement relating to the Purchase Contracts of each series so affected or the rights of the holders of the Capital Units of each series so affected in respect of the Purchase Contracts, except that no such modification may, without the consent of the holder of each outstanding Capital Unit affected thereby, (i) impair the right to institute suit for the enforcement of any Purchase Contract, (ii) materially adversely affect the holders' rights under any Purchase Contract, (iii) modify or affect (in any manner materially adverse to the holders) the terms of the Preferred Stock or the Depositary Shares (determined as if the Preferred Stock and Depositary Shares were outstanding), or (iv) reduce the aforesaid percentage of outstanding Capital Units of any series issued under the Capital Unit Agreement, the consent of the holders of which is required for the modification or amendment of the provisions of the Capital Unit Agreement relating to the Purchase Contracts or for any waiver of compliance with certain provisions of the Capital Unit Agreement or waiver of certain defaults relating to the Purchase Contracts, provided that the holders of not less than 66 2/3% of the Capital Units of any series outstanding at the time of an issuance of shares of a class of stock that ranks prior to the Preferred Stock that is required to be purchased under the related Purchase Contracts of such series as to dividends or upon liquidation may consent to such an issuance, and such an issuance, if so consented to, will not relieve the holders of their obligations to purchase such Preferred Stock under the Purchase Contracts.

               Title. The Company, MS plc, the Capital Unit Agent and any agent of the Company, MS plc or the Capital Unit Agent will treat the registered owner of any Capital Unit as the owner thereof (whether or not the Debt Security constituting a part thereof shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment, the performance of the Purchase Contracts and for all other purposes.

               Replacement of Capital Unit Certificates. Any mutilated certificate evidencing a Definitive Capital Unit will be replaced at the expense of the holder upon surrender of such certificate to the Capital Unit Agent. Certificates that become destroyed, lost or stolen will be replaced at the expense of the holder upon delivery to the Company, MS plc and the Capital Unit Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company, MS plc and the Capital Unit Agent. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the Capital Unit Agent, MS plc and the Company may be required at the expense of the holder of the Definitive Capital Units evidenced by such certificate before a replacement will be issued.

               Each Capital Unit Agreement provides that, notwithstanding the foregoing, no such replacement certificate need be delivered (i) during the period beginning 15 days before the day of mailing of a notice of redemption or acceleration of the Purchase Contracts evidenced by the mutilated, destroyed, lost or stolen certificate and ending on the day of the giving of such notice, (ii) if such mutilated, destroyed, lost or stolen certificate evidences Purchase Contracts selected or called for redemption or acceleration or (iii) at any time on or after the date of settlement or redemption, as applicable, with respect to the Purchase Contracts evidenced by such mutilated, destroyed, lost or stolen certificate, except with respect to any Definitive Capital Units that remain or will remain outstanding following such date of settlement or redemption.

               Governing Law. The Capital Unit Agreement and the Capital Units will be governed by, and construed in accordance with, the laws of the State of New York.

               Consent to Service. The Capital Unit Agreement provides that MS plc irrevocably designates the Company as its authorized agent for service of process in connection with any legal action or proceeding arising out of or relating to any applicable Debt Securities or the Capital Unit Agreement and for actions brought under federal or state securities laws brought in any federal or state court in the Borough of Manhattan, in The City of New York, New York, and irrevocably submits to the jurisdiction of such courts.


                             PLAN OF DISTRIBUTION


               MS & Co., MSIL, DWR and DWIL are wholly owned subsidiaries of the Company. MS & Co., MSIL, DWR, DWIL and other affiliates of the Company may offer and sell Securities in the course of their business as broker-dealers. MS & Co., MSIL, DWR, DWIL and such other affiliates may act as principals or agents in such transactions. This Prospectus and the accompanying Prospectus Supplements may be used by MS & Co., MSIL, DWR, DWIL and such other affiliates in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of MS & Co., MSIL, DWR, DWIL or any such other affiliate is obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice.



                                 LEGAL MATTERS


               The validity of the Guarantees, the Preferred Stock and the Purchase Contracts will be passed upon for the Company by Brown & Wood LLP, or other counsel who is satisfactory to MS & Co., MSIL, DWR or DWIL, as the case may be, and who may be an officer of the Company. Certain legal matters relating to the Debt Securities governed by the laws of England will be passed upon for MS plc by Linklaters & Paines.



                                    EXPERTS


               The supplemental consolidated financial statements and supplemental financial statement schedule of the Company and subsidiaries, except Morgan Stanley, as of fiscal year end 1996 and 1995 and for each of the three years in the period ended fiscal year end 1996 included in the Company's Current Report on Form 8-K dated May 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. The financial statements and financial statement schedule of Morgan Stanley (supplementally consolidated with those of the Company) have been audited by Ernst & Young LLP, independent auditors, as stated in their reports incorporated herein by reference. Such supplemental consolidated financial statements and supplemental financial statement schedule have been incorporated herein by reference in reliance upon the respective reports given upon the authority of such firms as experts in accounting and auditing.


               The consolidated financial statements of Dean Witter Discover incorporated by reference and included in Dean Witter Discover's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The consolidated financial statements of Morgan Stanley incorporated by reference and included in Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               With respect to the unaudited interim financial information of Dean Witter Discover for the periods ended March 31, 1997 and 1996, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for review of such information. However, as stated in their report included in Dean Witter Discover's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or a "part" of the registration prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES


               The Company and certain affiliates of the Company, including MS & Co., MSIL, DWR and DWIL, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Debt Securities or Guarantees are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless such Debt Securities or Guarantees are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. Any insurance company or pension or employee benefit plan proposing to invest in the Debt Securities or Guarantees should consult with its legal counsel.




                         MORGAN STANLEY, DEAN WITTER,
                                DISCOVER & CO.






                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS




Item 14. Other Expenses of Issuance and Distribution*



    Commission Registration fee..............................         None
    Blue Sky fees and expenses...............................    $    None
    Printing and engraving expenses..........................      250,000
    Legal fees and expenses..................................       30,000
    Accounting fees and expenses.............................       20,000
    Trustees', Preferred Stock Depositary's and Capital Unit
    Agent's fees and expenses (including counsel fees).......       50,000
    Miscellaneous............................................        7,000
     Total...................................................    $ 357,000


--------------
         * All amounts are estimated except for the Commission registration fee.


Item 15. Indemnification of Officers and Directors


               MS plc

               The indemnification of officers and directors of MS plc is governed by Sections 144, 310 and 727 of the UK Companies Act 1985, as amended, and the provisions of Article 12 of MS plc's Articles of Association.

               Section 310 of the Companies Act makes void any provision, whether contained in the Articles of Association of a company or any contract with a company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying such person against, any liability which by virtue of any rule of law would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company. However, Section 310 does not prevent a company from purchasing and maintaining for any officer or auditor insurance against the liabilities referred to above. In addition, Section 310 does not prevent a company from indemnifying any officer or auditor who is a successful defendant in criminal or civil proceedings or who successfully applies for relief under Sections 144 or 727 of the Companies Act.

               Sections 144 (Acquisition of a company's own shares by a nominee) and 727 (Power of court to grant relief in certain cases) of the Companies Act contain provisions for protecting directors in proceedings for negligence, default, breach of duty or breach of trust on the basis that the relevant director acted honestly and reasonably and that, having regard to all circumstances of the case, the director ought fairly to be excused. The court may relieve the director wholly or partially on such terms as it thinks fit.

               Article 12(A) of MS plc's Articles of Association mirrors the exceptions to Section 310 of the Companies Act. That is, any director, auditor, secretary or other officer of MS plc will be indemnified by MS plc out of its own funds from all costs, charges, losses, expenses and liabilities incurred by him in relation to or in connection with his duties, powers or office where the relevant director, auditor, secretary or other officer is a successful defendant in criminal or civil proceedings, or successfully applies for relief by the court. Article 12(B) provides that the directors have the power to purchase and maintain insurance against any liability incurred, inter alia, by directors and officers of the Company in respect of any act or omission in relation to or in connection with their duties, powers or office.

               The indemnification provisions described below under "The Company" also apply to officers and directors of MS plc.

               The Company

               Article VIII of the Amended and Restated Certificate of Incorporation of the Company ("Certificate of Incorporation") and Section 6.07 of the Amended and Restated By-Laws of the Company ("By-Laws"), each as amended to date, provide for the indemnification of directors and officers. Under these provisions, any person who is a director or officer of the Company or a corporation a majority of the capital stock (other than directors' qualifying shares) of which is owned directly or indirectly by the Company (a "Subsidiary") shall be indemnified by the Company to the fullest extent permitted by applicable law. The Company's Certificate of Incorporation and By-Laws also provide that the Company may, by action of the Board of Directors, provide indemnification to any person who is or was an employee or agent (other than a director or officer) of the Company or a Subsidiary and to any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Company or a Subsidiary, to the same scope and effect as the foregoing indemnification of directors and officers of the Company.

               The right to indemnification under the By-Laws includes the right to be paid the expenses incurred in connection with any proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.

               Under the By-Laws, the Company has the power to purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a Subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss whether or not the Company or a Subsidiary would have the power to indemnify him against such expense, liability or loss under the provisions of applicable law.

               The Company has in effect insurance policies in the amount of $75 million for general officers' and directors' liability insurance and $25 million for fiduciary liability insurance covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

Item 16. Exhibits


Exhibit
 Number                           Description
--------                          -----------


 4-a * Amended and Restated Certificate of Incorporation of the Company (previously filed as an exhibit to the Current Report of the Company on Form 8-K dated May 31, 1997 and incorporated herein by reference).

 4-b*     Form of Certificate of Designation of Offered Preferred Stock.

 4-c*     Form of Certificate of Offered Preferred Stock.

 4-d*     Form of Deposit Agreement (including Form of
          Depositary Receipt).


 4-e* Subordinated Indenture dated as of November 15, 1993 among MS plc, Morgan Stanley, as Guarantor, and The Chase
          Manhattan Bank (formerly known as Chemical Bank), as Trustee (previously filed as an exhibit to the Registration
          Statement filed by Morgan Stanley and MS plc on Form S-3 (File No. 33-51067) and incorporated herein by this reference).

 4-f Form of First Supplemental Subordinated Indenture, dated as of June 1, 1997, to the Subordinated Indenture dated as of November 15, 1993 among MS plc, the Company, as Guarantor, and The Chase Manhattan Bank, as Trustee.

 4-g* Form of Capital Unit Agreement among MS plc, Morgan Stanley, The Chase Manhattan Bank (formerly known as Chemical Bank), as Agent and Book-Entry Unit Depositary, and as Trustee, and holders from time to time of Capital Units (including Form of Purchase Contract) (previously filed as an exhibit to Morgan Stanley's Current Report on Form 8-K dated November 19, 1993 and incorporated herein by this reference).

 4-h * Form of First Supplemental Agreement, dated as of June 1, 1997, to the Capital Unit Agreement dated as of December 18, 1996, to the Capital Unit Agreement dated as of October 18, 1995, to the Capital Unit Agreement dated as of August 1, 1995, to the Capital Unit Agreement dated as of February 21, 1995, to the Capital Unit Agreement dated as of February 8, 1994 and to the Capital Unit Agreement dated as of November 29, 1993, each among MS plc, the Company, The Chase Manhattan Bank, as Agent and Book-Entry Unit Depositary, and as Trustee, and the respective holders from time to time of each series of Capital Units.

 5-a      Opinion of Brown & Wood LLP.

 5-b*     Opinion of Linklaters & Paines.

12-a      Computation of Consolidated Ratio of Earnings to Fixed Charges.

12-b      Computation of Consolidated Ratio of Earnings to Fixed
          Charges and Preferred Stock Dividends.

15-a Letter of Awareness from Deloitte & Touche LLP Concerning Unaudited Financial Information.


15-b      Letter of Awareness from Ernst & Young LLP Concerning
          Unaudited Financial Information.

23-a      Consent of Deloitte & Touche LLP.

23-b      Consent of Ernst & Young LLP.


23-c      Consent of Brown & Wood LLP. (included in Exhibit 5-a).

23-d*     Consent of Linklaters & Paines (included in Exhibit 5-b).


  24      Powers of Attorney (included on signature pages).


  25*     Statement of Eligibility of The Chase Manhattan Bank,
          Trustee under the Subordinated Indenture.

--------------
      * Previously Filed.



Item 17. Undertakings


               (1) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (3) The undersigned registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


   provided, however, that paragraphs (3)(a)(i) and (3)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

             (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                  SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of London, England, on this second day of June, 1997.



                        MORGAN STANLEY FINANCE PLC
                        (Registrant)

                        By:    /s/ Richard S. Rosenthal
                            ------------------------------------
                            Name:  Richard S. Rosenthal
                            Title: Director


                               POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Mitchell M. Merin, Ronald T. Carman, Michael T. Gregg, Jonathan M. Clark, Ralph L. Pellecchio and Martin M. Cohen and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


               Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on this second day of June, 1997.


                    Signature                                                   Title
                    ---------                                                   -----

     /s/ Richard S. Rosenthal                                                  Director
-------------------------------------------------
         Richard S. Rosenthal

     /s/ Daniel McHugh                                                         Director
-------------------------------------------------
         Daniel McHugh

     /s/ Stephen Allery                                                        Director
-------------------------------------------------
         Stephen Allery

     /s/ Eileen K. Murray                                                      Director
-------------------------------------------------
         Eileen K. Murray



MORGAN STANLEY, DEAN WITTER,                Authorized Representative
DISCOVER & CO.                                 in the United States


By:   /s/ William J. O'Shaughnessy
   -------------------------------------------------
   Name:  William J. O'Shaughnessy
   Title: Assistant Secretary

*By: /s/ Ronald T. Carman
   -------------------------------------------------
   Name: Ronald T. Carman
         Attorney-in-fact

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this second day of June, 1997.


                      MORGAN STANLEY, DEAN WITTER,
                      DISCOVER & CO.

                      By:      /s/ Philip J. Purcell
                         -----------------------------------------
                         Name:  Philip J. Purcell
                         Title: Chairman of the Board and Chief
                                Executive Officer



                                      POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Christine A. Edwards, Mitchell M. Merin, Ronald T. Carman, Michael T. Gregg, Jonathan C. Clark, Ralph L. Pellecchio and Martin M. Cohen and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirement of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on this second day of June, 1997.


             Signature                              Title
-------------------------------    ---------------------------------------




    /s/ Philip J. Purcell          Chairman of the Board, Chief Executive
-------------------------------      Officer and Director
        Philip J. Purcell

    /s/ John J. Mack               President, Chief Operating Officer and
-------------------------------      Director
        John J. Mack

    /s/ Thomas C. Schneider        Executive Vice President, Chief
-------------------------------      Strategic and Administrative Officer
        Thomas C. Schneider          and Director

    /s/ Richard B. Fisher          Chairman of the Executive Committee of
-------------------------------      Board of Directors and Director
        Richard B. Fisher

    /s/ Robert G. Scott            Executive Vice President and Chief
-------------------------------      Financial Officer
        Robert G. Scott

    /s/ Robert P. Seass            Controller (Principal Accounting Officer)
-------------------------------
        Robert P. Seass

    /s/ Robert P. Bauman           Director
-------------------------------
        Robert P. Bauman

    /s/ Edward A. Brennan          Director
-------------------------------
        Edward A. Brennan

    /s/ Daniel B. Burke            Director
-------------------------------
        Daniel B. Burke

    /s/ C. Robert Kidder           Director
-------------------------------
        C. Robert Kidder

    /s/ Miles L. Marsh             Director
-------------------------------
        Miles L. Marsh

    /s/ Michael A. Miles           Director
-------------------------------
        Michael A. Miles

    /s/ Allen E. Murray            Director
-------------------------------
        Allen E. Murray

    /s/ Paul J. Rizzo              Director
-------------------------------
        Paul J. Rizzo

    /s/ Clarence B. Rogers, Jr.    Director
---------------------------------
        Clarence B. Rogers, Jr.

    /s/ Laura D'Andrea Tyson       Director
---------------------------------
        Laura D'Andrea Tyson




                                 EXHIBIT INDEX

   Exhibit
    Number                            Description
   -------                            -----------


  4-b*     Form of Certificate of Designation of Offered Preferred Stock.

  4-c*     Form of Certificate of Offered Preferred Stock.

  4-d*     Form of Deposit Agreement (including Form of Depositary Receipt).

  4-f Form of First Supplemental Subordinated Indenture, dated as of June 1, 1997, to the Subordinated Indenture dated as of November 15, 1993 among MS plc, the Company, as Guarantor, and The Chase Manhattan Bank, as Trustee.

  4-h* Form of First Supplemental Agreement, dated as of June 1, 1997, to the Capital Unit Agreement dated as of December 18, 1996, to the Capital Unit Agreement dated as of October 18, 1995, to the Capital Unit Agreement dated as of August 1, 1995, to the Capital Unit Agreement dated as of February 21, 1995, to the Capital Unit Agreement dated as of February 8, 1994 and to the Capital Unit Agreement dated as of November 29, 1993, each among MS plc, the Company, The Chase Manhattan Bank, as Agent and Book-Entry Unit Depositary, and as Trustee, and the respective holders from time to time of each series of Capital Units.

  5-a      Opinion of Brown & Wood LLP.


  5-b*     Opinion of Linklaters & Paines.

 12-a      Computation of Consolidated Ratio of Earnings to Fixed Charges.

 12-b Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

 15-a Letter of Awareness from Deloitte & Touche LLP Concerning Unaudited Financial Information.

 15-b Letter of Awareness from Ernst & Young LLP Concerning Unaudited Financial Information.

 23-a      Consent of Deloitte & Touche LLP.

 23-b      Consent of Ernst & Young LLP.


 23-c      Consent of Brown & Wood LLP (included in Exhibit 5-a).

 23-d*     Consent of Linklaters & Paines (included in Exhibit 5-b).

   24      Powers of Attorney (included on signature pages).

   25* Statement of Eligibility of The Chase Manhattan Bank, Trustee under the Subordinated Indenture.

---------------
      * Previously Filed.